Exhibit 99.1

Boston Omaha Corporation Announces Date for 2026 Annual Meeting of Stockholders

Omaha, Nebraska (Business Wire)	June 30, 2026

Boston Omaha Corporation (NYSE: BOC) (the “Company”) announced today that its 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) will be August 21, 2026. The meeting will be held at Hotel Indigo, Logan Event Space, 1804 Dodge Street, Omaha, NE 68102. The formal portion of the 2026 Annual Meeting will commence at 10:00 a.m. Central Time and will be held in person with no remote streaming.

As the 2026 Annual Meeting will be held within 30 days from the anniversary date of the Company's 2025 Annual Meeting, the deadlines set forth in the Company's definitive proxy statement filed with the U.S. Securities and Exchange Commission (the "SEC") on June 30, 2025 remain in effect for stockholder proposals and director nominations. The record date for determining shareholders entitled to notice of, and to vote at, the 2026 Annual Meeting is June 30, 2026.

If you plan to attend this year’s meeting, please RSVP here at our event page: Boston Omaha's 2026 Annual Shareholder Meeting.

About Boston Omaha Corporation

Boston Omaha Corporation is a public holding company with four majority owned businesses engaged in outdoor advertising, broadband telecommunications services, surety insurance and asset management.

Our investor relations website, https://investor.bostonomaha.com/, serves as a comprehensive resource for investors. We strongly encourage its use for easy access to information about the Company. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information, and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.

Boston Omaha Corporation

Josh Weisenburger, 402-210-2633

contact@bostonomaha.com